SCHEDULE 14A
                        (Rule 14a-101)

           INFORMATION REQUIRED IN PROXY STATEMENT

                   SCHEDULE 14A INFORMATION
  Proxy Statement pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant  [XXX]

Filed by a party other
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[   ] Definitive Additional Materials        (as permitted by
[XXX] Soliciting Material Pursuant           Rule 14a-6(e)(2))
      to Rule 14a-11(c) or Rule 14a-12


                        Managers Trust I
                        ----------------
        (Name of Registrant as Specified in Its Charter)

           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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MANAGERS TRUST I
              MANAGERS U.S. STOCK MARKET PLUS FUND

                 Supplement dated March 18, 2003
     to the Prospectus and Statement of Additional Information
                      dated August 1, 2002


The following information supersedes any information to the contrary relating to Managers U.S. Stock Market Plus Fund (the
"Fund") contained in the Fund's Prospectus and Statement of Additional Information dated August 1, 2002:

At a meeting held on March 14, 2003, the Fund's Board of Trustees approved the reorganization of the Fund with First Quadrant Tax-Managed Equity Fund ("FQ Fund"), a series of Managers AMG Funds. Consummation of the reorganization is contingent upon approval by the Fund's shareholders of proposals (the "Proposals") that would replace the Fund's current investment objectives, policies and advisory arrangements with investment objectives, policies and advisory arrangements substantially the same as those of FQ Fund. If Fund shareholders approve the Proposals, the surviving fund, following the reorganization, will operate under investment objectives, policies and advisory arrangements substantially the same as those currently in place for FQ Fund.

The Fund will provide a definitive proxy statement to shareholders prior to a special meeting of the Fund to consider the Proposals. Shareholders are urged to read the definitive proxy statement when it becomes available. It will contain important information regarding the Proposals.

In light of the proposed reorganization, effective immediately, the Fund will no longer accept investments to open new shareholder accounts. Shareholders may, however, continue to purchase and redeem shares in existing accounts.


March 18, 2003

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